EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is between Bruce Thames (“Executive”) and Thermon Holding Corp., a Delaware corporation (the “Company”) and shall become effective upon the commencement of Executive’s employment with the Company, which is currently anticipated to be on or before April 27, 2015.

WHEREAS, subject to the terms and conditions of this Agreement, the Company desires to employ Executive as its Executive Vice President and Chief Operating Officer; and

THEREFORE, in consideration for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which both parties expressly acknowledge, Executive and the Company agree as follows:

1.Employment. Company hereby agrees to employ Executive as Executive Vice President and Chief Operating Officer, and Executive accepts such employment and agrees to remain so employed, upon the terms and conditions stated herein.

2.Term. Executive’s employment under this Agreement shall begin on or before April 27, 2015, and shall continue thereafter until March 31, 2017 (the “Initial Term”), and shall automatically renew for successive one (1) year renewal periods (each, a “Renewal Term”), unless sooner terminated in accordance with Section 9 below. Within the thirty (30) to ninety (90) day period prior to the expiration of the Initial Term or any subsequent Renewal Term, at its discretion, the Company may propose such amendments to the Agreement as it deems appropriate.

3.Duties and Responsibilities. Executive shall perform such duties as are reasonably assigned to Executive by the Company’s President and Chief Executive Officer, to whom Executive will report and shall be accountable. Such duties will include those duties and responsibilities traditionally provided by an Executive Vice President and Chief Operating Officer and may involve Company affiliates. Executive shall faithfully, diligently, and competently perform such services to the reasonable satisfaction of the Company’s President and Chief Executive Officer, and Executive shall devote his full time and best efforts, skill, and attention to the diligent performance and discharge of such duties and responsibilities.

4.Exclusivity and Conflict of Interest. Executive’s employment with Company shall be exclusive. Accordingly, during Executive’s employment with the Company, Executive shall not engage in any business activity other than on the Company’s behalf without the express prior written approval of the Company’s Board of Directors. It will not be a violation of this exclusivity provision for Executive to serve on charitable or civic boards or committees provided that such activity does not interfere with the performance of Executive’s duties and responsibilities under this Agreement. Under no circumstance shall Executive engage in any activity that could create a conflict of interest between Executive and the Company or its affiliates.

5.Base Salary. For services rendered by Executive on the Company’s behalf during Executive’s employment, the Company will pay Executive a base salary (“Base Salary”) at the annual rate of $420,000, less customary withholding. Base Salary may be increased periodically at the discretion of the Company’s Board of Directors. The Company will pay Executive’s pro-rata Base Salary on the Company’s regular paydays.

6.Bonus. As of April 1, 2016 and each year thereafter while he is employed, Executive shall be eligible to receive an annual performance-based bonus under the Company’s short-term incentive compensation plan based on the attainment of annual performance targets to be mutually agreed upon by Executive and the Board of Directors consisting of a target amount equal to 100% of Executive’s then applicable Base Salary (the “Annual Bonus”). The Annual Bonus shall be paid or issued, as applicable, within three months following the end of the fiscal year in which such bonus was earned, provided that if by such time the determination of whether the Annual Bonus was earned (and the calculation of the amount thereof) is not complete, the Annual Bonus, if any, shall be paid as soon as practicable after such determination and calculation is complete, but in no event later than the last day of December in which the fiscal year end occurs. If (a) Executive is employed by the Company for at least nine months of a fiscal year, but not on the last day of such fiscal year, (b) Executive’s employment is terminated by the Company for reasons other than Cause (as defined in Section 9(f) below) or Executive resigns with Good Reason (as defined in Section 9(h) below) or by reason of his death or Disability, and (c) based on the results of operations and financial performance of the Company for the entire fiscal year, Executive would have been entitled to an Annual Bonus in respect of such fiscal year had Executive remained employed by the Company on the last day of such fiscal year, Executive shall be entitled to a pro-rata portion of the Annual Bonus (payable at the time set forth above) based upon the portion of the fiscal year during which Executive was employed (e.g., 9 months of employment = 75% of Annual Bonus).

As of April 1, 2016 and each year thereafter while he is employed, Executive shall be eligible to receive equity awards pursuant to the Company’s long-term incentive program (the “Annual Equity Awards”). The form and substance of the Annual Equity Awards, including but not limited to applicable performance metrics, performance targets, grant dates and vesting periods, shall be mutually agreed upon by the Executive and the Board of Directors and subject to such further terms and conditions set forth in the award agreements applicable to the Annual Equity Awards. The aggregate target grant date fair value of the Annual Equity Awards shall be equal to 100% of Executive’s then applicable Base Salary.

In addition, Executive shall receive (i) a one-time cash bonus in the amount of $200,000, which shall be paid on the commencement of his employment with the Company and (ii) a one-time equity bonus consisting of restricted stock units with a grant date fair value equal to $420,000. The one-time equity bonus shall vest in full on April 12, 2016 and shall be subject to such further terms and conditions as set forth in a separate restricted stock unit award agreement.

7.Vacation and Other Employment Benefits. During Executive’s employment with the Company, Executive shall be entitled to four weeks (20 days) of personal time off per calendar year (pro-rated for partial years), taken at times mutually acceptable to Executive and the Company. Executive may carry over one week of unused personal time off from one calendar year to another. In addition, Executive may participate in those other employee benefit plans that the Company may make generally available to its salaried employees provided that Executive otherwise meets the eligibility requirements of those plans. In addition to the foregoing, the Executive shall be permitted to take an additional week (5 days) of paid leave prior to December 31, 2015 for the purpose of effecting the relocation of he and his family to the Central Texas area.

8.Expense Reimbursement. Executive shall be entitled to reimbursement for ordinary, necessary and reasonable out-of-pocket business expenses which Executive incurs in connection with performing Executive’s duties under this Agreement, including reasonable business travel and meal expenses. The reimbursement of all such expenses shall be made in accordance with the Company’s customary practice and policies (including presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses).

In addition, Executive shall be entitled to reimbursement of the premiums associated with obtaining COBRA or similar health care coverage until such time as Executive becomes eligible to participate in the Company's group health plans.

In addition, Executive shall be entitled to reimbursement of reasonable moving expenses associated with his relocation to the San Marcos, Texas area in accordance with the Company's Relocation Policy. In addition to the standard reimbursement provisions in Company’s Relocation Policy, the Company will reimburse Executive for: (i) all reasonable and customary expenses associated with the sale of his current home, (ii) up to 2% of the purchase price for closing and other costs associated with the purchase of a new home in Central Texas and shall gross up the expenses reimbursed to Executive for tax purposes, and (iii) all reasonable expenses incurred in relocating his family to his new home. Notwithstanding the foregoing, the total amount of expenses to be reimbursed to Executive related to his relocation shall not exceed $100,000 without prior written approval from the Company’s Board of Directors.

9.Termination. Either party may terminate Executive’s employment upon written notice to the other party. Anything contained in this Agreement to the contrary notwithstanding, Executive shall be entitled to receive one of the following payments and benefits upon termination of employment described in (a), (b), (c), or (d) below:

(a)If, at any time during the Initial Term or within twelve (12) months following a Change in Control (as defined in Section 9(i) below), (i) Executive resigns his employment with Good Reason or (ii) the Company terminates Executive’s employment other than for Cause, death, or Disability:

(i)the Company shall pay Executive the Base Salary and any accrued employment benefit as required by applicable law (such accrued benefit, for clarity, not to include any Annual Bonus, which is addressed in clause (ii) below), each pro-rated through Executive’s employment termination date;

(ii)The Company shall pay Executive any Annual Bonus earned from a prior year but not yet paid and any portion of the Annual Bonus from the current fiscal year that is payable pursuant to Section 6 above, each payable in accordance with Section 6;

(iii)The Company shall pay Executive for any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above; and

(iv)Provided that (A) Executive delivers to the Company within sixty days following Executive’s termination of employment a release of claims in form and substance satisfactory to the Company’s Board of Directors, and (B) does not otherwise violate this Agreement prior to or during the twenty-four month severance payment period, the Company will continue to pay Executive’s regular Base Salary in equal installments in accordance with the Company’s normal payroll practices for a period of twenty-four months following Executive’s termination of employment. Executive shall not be entitled to any benefits under this Section 9(a) if, at the time Executive’s employment with the Company was terminated, grounds existed for the termination of Executive’s employment for Cause under Section 9(f) below.

(b)Except as provided in Section 9(a), if Executive resigns his employment with Good Reason or the Company terminates Executive’s employment other than for Cause, death, or Disability at any time during any Renewal Term:

(i)The Company shall pay Executive the Base Salary and any accrued employment benefit as required by applicable law (such accrued benefit, for clarity, not to include any Annual Bonus, which is addressed in clause (ii) below), each pro-rated through Executive’s employment termination date;

(ii)The Company shall pay Executive any Annual Bonus earned from a prior year but not yet paid and any portion of the Annual Bonus from the current fiscal year that is payable pursuant to Section 6 above, each payable in accordance with Section 6;

(iii)The Company shall pay Executive for any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above; and

(iv)Provided that (A) Executive delivers to the Company within sixty days following Executive’s termination of employment a release of claims in form and substance satisfactory to the Company’s Board of Directors, and (B) does not otherwise violate this Agreement prior to or during the twelve month severance payment period, the Company will continue to pay Executive’s regular Base Salary in equal installments in accordance with the Company’s normal payroll practices for a period of twelve months following Executive’s termination of employment. Executive shall not be entitled to any benefits under this Section 9(b) if, at the time Executive’s employment with the Company was terminated, grounds existed for the termination of Executive’s employment for Cause under Section 9(f) below.

(c)Should the Company terminate Executive’s employment for Cause at any time or should Executive resign without Good Reason from employment at any time, the Company shall only pay (i) Executive’s Base Salary and any accrued employment benefit as required by applicable law (such accrued benefit, for clarity, not to include any Annual Bonus), each pro-rated through Executive’s employment termination date, (ii) any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above, and (iii) any Annual Bonus earned from a prior year but not yet paid (payable in accordance with Section 6).

(d)Should Executive’s employment terminate by reason of death or Disability, the Company shall pay Executive or Executive’s estate (i) any earned but unpaid portion of the Base Salary and any accrued but unpaid employment benefit as required by applicable law, each pro-rated through Executive’s employment termination date, (ii) any Annual Bonus earned from a prior year but not yet paid (payable in accordance with Section 6), (iii) any earned but unpaid portion of any Annual Bonus pro-rated through Executive’s employment termination date, and (iv) any unreimbursed business expenses incurred by Executive through Executive’s last day of employment pursuant to Section 8 above.

(e)On or before the employment termination date, Executive shall return to the Company all of its and its affiliates’ property including all of the Company’s documents, keys, credit cards, computer software, and all copies thereof. Other than as set forth in this Section 9, Executive shall not be entitled to any other compensation or benefits (including any bonus) upon termination of employment.

(f)For purposes of this Agreement, “Cause” means any of the following, as reasonably determined by the Company’s Board of Directors and includes: (i) the indictment of Executive of a felony (or a crime involving moral turpitude); (ii) the theft, conversion, embezzlement or misappropriation by Executive of funds or other assets of the Company or any of its affiliates or any other act of fraud or dishonesty with respect to the Company or any of its affiliates (including acceptance of any bribes or kickbacks or other acts of self-dealing); (iii) intentional, grossly negligent, or unlawful misconduct by Executive which causes harm or embarrassment to the Company or any of its affiliates or exposes the Company or any of its affiliates to a substantial risk of harm or embarrassment; (iv) the violation by Executive of any law regarding employment discrimination or sexual harassment; (v) the failure by Executive to comply with any material policy generally applicable to Company employees, which failure is not cured within 30 days after written notice to Executive; (vi) the repeated failure by Executive to follow the reasonable directives of any supervisor or the Company’s Board of Directors, which failure is not cured within 30 days after notice to Executive; (vii) the unauthorized dissemination by Executive of confidential information in violation of Section 11 of this Agreement; (viii) any material misrepresentation or materially misleading omission in any resume or other information regarding Executive (including Executive’s work experience, academic credentials, professional affiliations or absence of criminal record) provided by or on behalf of Executive; (ix) the Company’s discovery that, prior to Executive’s employment with the Company, Executive engaged in conduct of the type described in clauses (i) through (iv) above; or (x) any other material breach by Executive of this Agreement that is not cured within 30 days after notice to Executive.

(g)For purposes of this Agreement, “Disability” means (i) a physical or mental health condition that causes Executive to be unable to perform his essential job functions for at least 90 consecutive days or for 120 days during any 180 day period, or (ii) that Executive is receiving long term disability benefits under any policy, plan, or program.

(h)For purposes of this Agreement, “Good Reason” means any of the following without Executive’s consent: (i) the assignment to Executive of any duties or responsibilities materially inconsistent with Executive's position and title, or a material reduction in Executive’s responsibilities and authority, except in connection with the termination of Employee’s employment for Cause, Disability or death; (ii) a reduction by the Company in Executive’s Base Salary below the amount described in Section 5 of this Agreement, except for a non-permanent reduction that is part of a program applied to other senior executives of the Company necessitated by economic or other financial conditions; (iii) the failure by the Company to promote Executive on or before April 1, 2016 to Chief Executive Officer with the Base Salary being at or near the 50th percentile of the Company’s compensation peer group and benefits equal to or greater than that currently provided hereunder; or (iv) requiring Executive to relocate or perform services on a regular basis more than 25 miles from Executive’s principal place of business as of the date hereof, or, in the event Executive consents to any relocation, the failure by the Company to pay (or reimburse Executive) for reasonable moving expenses under the Company Relocation Policy in effect at the time of the relocation; provided that Executive must notify the Company by written notice of his intention to terminate his employment for “Good Reason;” and provided, further, that such notice shall be provided to the Company within ninety (90) days of the initial existence of such event constituting “Good Reason;” and the Company shall have thirty (30) days to cure such event after receipt of such notice.

(i)For purposes of this Agreement, “Change in Control” means the occurrence of any of the following:

(i)the acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Company or its Subsidiaries, or any entity with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity's governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

(ii)the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

(iii)a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, any bona fide primary or secondary public offering shall not constitute a Change in Control.

(j)    Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each affiliate of the Company, and an automatic resignation of Executive from the Board of Directors of the Company (if applicable) and from the board of directors or similar governing body of any affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such affiliate’s designee or other representative.

10.Patents, Copyrights, Trademarks, and Other Property Rights. Any and all inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, and computer software relating to the Company’s or its affiliates’ business (whether or not patentable), discovered, developed, or learned by Executive during his employment with the Company or used by the Company or its affiliates in the conduct of their respective businesses are the sole and absolute property of Company and are “works made for hire” as that term is defined in the copyright laws of the United States. The Company is the sole and absolute owner of all patents, copyrights, trademarks, and other property rights to those items and Executive will fully assist the Company to obtain the patents, copyrights, trademarks, or other property rights to all such inventions, improvements, discoveries, formulas, technology, business strategies, management, administration, and accounting systems, processes, or computer software. Executive has been notified by the Company and understands that the foregoing provisions of this Section 10 do not apply to an invention for which no equipment, supplies, facilities, confidential, proprietary, or trade secret information of the Company or its affiliates was used and which was developed entirely on Executive’s own time, unless the invention: (a) relates to the business of the Company or its affiliates or to their actual or demonstrably anticipated research and development, or (b) results from any work performed by Executive for the Company or its affiliates.

11.Non-Disclosure and Use of Confidential and Proprietary Information. The Company’s employment of Executive has resulted and will result in Executive’s exposure and access to confidential and proprietary information, to which the Company agrees to continue to provide Executive after this Agreement becomes effective, that includes (among other things) the Company’s and its affiliates’ formulas, processes, administration and accounting systems, computer software, customer lists, vendor lists, due diligence files, financial information, technology, business strategies, business track record, and personal information about the Company’s and its affiliates’ owners, directors, officers, and employees, which information is of great value to the Company, its affiliates, their owners, Directors, officers, and employees. Executive shall not, other than on the Company’s behalf, at any time during Executive’s employment with the Company and thereafter, make available, divulge, disclose, or communicate in any manner whatsoever to anyone including any person, firm, corporation, investor, member of the media, or entity, any such confidential or proprietary information, or use any such confidential or proprietary information for any purpose other than on the Company’s behalf, unless authorized to do so in writing by Company’s Chairman of the Board of Directors, required by law or court order, or such information has become publicly available other than by reason of a breach by Executive of this Section 11 or of another individual’s or entity’s violation of an obligation not to disclose such information. Should Executive be required by law or court order to disclose such confidential or proprietary information, Executive shall give the Company’s Chairman of the Board of Directors reasonable notice so as to allow the Company sufficient opportunity at its sole cost and expense to challenge such application of the law or court order, or to otherwise attempt to limit the scope of such disclosure. This Agreement applies to all confidential and proprietary information of the Company and its affiliates, regardless of when such information is or was disclosed to Executive.

12.Restrictive Covenants. During Executive’s employment with the Company and for a period of one (1) year after the termination of that employment, Executive agrees to not, directly or indirectly, other than on the Company’s behalf:

(a)Engage or participate, in any country in the world in which the Company does business or has begun to formulate a plan to do business during the term of Executive’s employment with the Company, as an owner, partner, member, shareholder, independent contractor, employee, consultant, agent, advisor or (without limitation by the specific enumeration of the foregoing) otherwise in any business involving a Competitive Business Activity (as defined below), provided that nothing in this Section 12 shall prevent Executive from owning less than five percent (5%) of any class of publicly traded securities of any such business so long as such investment is passive and Executive has no other involvement with the issuer of such securities. For purposes of this Agreement, “Competitive Business Activity” means the design, engineering, manufacture or sale of heat tracing systems  (for example, products involving the application of external heat to pipes, vessels, instruments or other equipment for the purposes of freeze protection, process temperature maintenance, environmental monitoring or surface snow and ice melting, heat tracing equipment, heat tracing tubing bundles, and heat tracing control systems), heat tracing system consultation, heat tracing system installation, and heat tracing system maintenance;

(b)Solicit any customer or potential customer of the Company or any of its affiliates that Executive had contact with during the term of his employment with respect to the sale or provision of any Competitive Business Activity that the Company or its affiliates manufactured, sold, or was in the process of developing during Executive’s employment with the Company. For purposes of this subsection 12(b), (i) a customer means any individual or entity to which the Company or any of its affiliates sold products or rendered services within the 24 month period immediately preceding Executive’s employment termination date, and (ii) potential customer means any individual or entity to which the Company or any of its affiliates solicited (or had active plans to solicit) within the 12 month period that immediately preceded Executive’s employment termination date; or

(c)Induce or assist in the inducement of any individual or independent contractor (including sales representatives or agents) to terminate or otherwise limit their relationship with the Company or any of its affiliates.

The period of time in which Executive is required to act, or refrain from acting, pursuant to this Section 12 shall be tolled (shall not run) for so long as Executive is in breach of any of Executive’s obligations thereunder.

15.Non-Disparagement. At no time shall Executive, directly or indirectly, ever make (or cause to be made) any disparaging, derogatory or other negative or false statement regarding the Company, its affiliates, their products, services, practices, policies, operations, owners, directors, officers, partners, employees, sales representatives, or agents. The Company shall direct the members of its Board of Directors and its senior executives to not make (or cause to be made) at any time, directly or indirectly, any disparaging, derogatory or other negative or false statement regarding Executive.

16.Injunctive Relief. Executive acknowledges and agrees that the covenants contained in Sections 10 - 13 above are reasonable in scope and duration, do not unduly restrict Executive’s ability to engage in Executive’s livelihood, and are necessary to protect the Company’s legitimate business interests (including without limitation, the protection of its confidential and proprietary information). Without limiting the rights of the Company to pursue any other legal and/or equitable remedies available to it for any breach by Executive of the covenants contained in Sections 10 - 13 above, Executive acknowledges that a breach of those covenants might cause a loss to the Company for which it could not reasonably or adequately be compensated by damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of those covenants and that, accordingly, the Company shall be entitled to injunctive relief (without the requirement of posting a bond or other security) to prevent any breach or continuing breaches of Executive’s covenants as set forth in Sections 10 - 13 above. It is the intention of the parties that if, in any action before any court empowered to enforce such covenants, any term, restriction, covenant, or promise is found to be unenforceable, then such term, restriction, covenant, or promise shall be deemed modified to the extent necessary to make it enforceable by such court to the fullest extent possible. If any provision of this Agreement (including without limitation Sections 10 - 13) is held invalid or unenforceable for any reason (after any such modification or limitation pursuant to the preceding sentence, as applicable), such provision will be ineffective only to the extent of such invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Agreement. In the event any legal action becomes necessary, Company and Executive agree to submit to the personal jurisdiction of the federal and state courts located in Travis County, Texas.

17.Mandatory Mediation. Other than disputes involving the covenants and obligations set forth in Sections 10 - 13 above which may be directly filed in a court of competent jurisdiction, Executive and the Company agree that all other disputes and claims of any nature that Executive may have against the Company including all statutory, contractual, and common law claims (including all employment discrimination claims), and all other disputes and claims of any nature that the Company may have against Executive, will be submitted exclusively first to mandatory mediation in a mutually agreed-upon location, under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association or under such other rules or under the auspices of such other organization as the parties may mutually agree. All information regarding the dispute or claim or mediation proceedings, including any mediation settlement, shall not be disclosed by Executive, the Company, or any mediator to any third party without the written consent of the Company’s Chairman of the Board of Directors and Executive. In the event such mediation or arbitration becomes necessary, Company and Executive agree that any such hearings shall be held in Austin, Texas.

18.Assignment. The services rendered by Executive to the Company are unique and personal. Accordingly, Executive may not assign any of the rights or delegate any of the duties or obligations under this Agreement. This Agreement is enforceable by the Company and its affiliates and may, upon written notice to Executive, be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent, subsidiary or other affiliate of the Company or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company.

19.Clawback Right. Notwithstanding any other provision of this Agreement, any performance-based payments or benefits provided under this Agreement shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company applicable to all executive officers of the Company whether before or after the effective date of this Agreement.

20.Notices. All notices hereunder shall be in writing and shall be delivered by hand, by facsimile (or photo or other electronic means), by local messenger or by reputable overnight courier. Notices shall be deemed given: (1) when received, if delivered by hand or local messenger; (2) when sent, if sent by facsimile, photo or other electronic means during the recipient’s normal business hours; (3) on the first business day after being sent, if sent by facsimile, photo or other electronic means other than during the recipient’s normal business hours; and (4) one business day after being delivered to a reputable overnight courier for next day delivery. A notice delivered by facsimile, photo or other electronic means shall only be effective on the date set forth above, however, if the notice is also given by hand, local messenger or courier no later than two business days after its delivery by facsimile, photo or other electronic means. All notices shall be addressed as follows: (1) if to the Company: Thermon Holding Corp., 100 Thermon Drive, San Marcos, Texas 78666, Attention: Chief Executive Officer; fax (512) 754 2424; (2) if to Executive: to the home address last shown on the records of the Company; or (in each case) to such other addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 19.

21.Waiver. The Company’s waiver of a breach by Executive of any provision of this Agreement or failure to enforce any such provision with respect to Executive shall not operate or be construed as a waiver of any subsequent breach by Executive of any such provision or of any other provision or of the Company’s right to enforce any such provision or any other provision with respect to Executive.  No act or omission of the Company shall constitute a waiver of any of its rights hereunder except for a written waiver signed by the Company’s Chairman of the Board of Directors. Executive’s waiver of a breach by the Company of any provision of this Agreement or failure to enforce any such provision with respect to the Company shall not operate or be construed as a waiver of any subsequent breach by the Company of any such provision or of any other provision or of Executive’s right to enforce any such provision or any other provision with respect to the Company. No act or omission of Executive shall constitute a waiver of any of his rights hereunder except for a written waiver signed by the Executive.

22.Governing Law. This Agreement shall in all respects be governed by the substantive laws of the State of Texas without regard to its or any other state’s conflict of law rules.

23.Amendment. The terms of this Agreement may be modified only by a writing signed by both Executive and the Company’s Chief Executive Officer, or the Chairman of the Board of Directors.

24.Post-Employment Effectiveness. Executive expressly acknowledges that Sections 10 - 27 of this Agreement remain in effect after the termination of Executive’s employment with Company.

25.Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for purposes of the separation pay exemption, each installment paid to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and

(iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death. In addition, each payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, which is conditioned upon Executive’s execution of a release and which is to be paid during a designated period that begins in a first taxable year and ends in a second taxable year shall be paid in the second taxable year. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement during any other calendar year. The right to any reimbursement pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

26.Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the matters described herein, and supersedes any and all prior and/or contemporaneous agreements and understandings, oral or written, between the parties.

27.Counterparts; Facsimiles. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. A facsimile, photo or other electronic copy of this Agreement (or any counterpart hereof) shall be deemed to be an original.

28.Construction. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall not be construed strictly against the drafter (and any rule of construction to that effect shall not be applied).

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EXECUTIVE AND THE COMPANY EACH REPRESENT AND WARRANT THAT EACH HAS READ THIS AGREEMENT, EACH UNDERSTANDS ITS TERMS, AND EACH AGREES TO BE BOUND THEREBY.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first above written.

Bruce Thames	THERMON HOLDING CORP.

/s/ Bruce Thames	By:	/s/ Rodney Bingham
	Name:	Rodney Bingham
	Its:	President and Chief Executive Officer

[Signature Page - Thames Employment Agreement]